Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-137140
September 14, 2006
Mindray Medical International Limited, or Mindray, has filed a registration statement on Form F-1 (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents Mindray has filed with the SEC for more complete information about Mindray and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may get these documents and other documents Mindray has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Mindray, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-827-7275.
Set forth below is biographical information for Tai Wai Tung and Huang Shaokang, two of Mindray’s current directors who will resign from Mindray’s board of directors immediately prior to the declaration of effectiveness of Mindray’s registration statement.

•	Tai Wai Tung, 39, has served as our director since 2001. Mr. Tai also serves as the chairman of the board of directors of Shanghai Wisepool Industrial Investment Co., Ltd. and vice chairman of the board of directors of Wu Cha Chao Surgery Medical Foundation. Mr. Tai received a bachelor’s degree in economics from Fudan University and an MBA degree from China-Europe International Business School.

•	Huang Shaokang, 41, has served as our director since 2001. Mr. Huang also serves as the chairman of the board of directors of Bestgrand Science and Technology Investment Co., Ltd., the president and director of Huizhou Lianhong PIP Development & Investment Co., Ltd., and the chairman of the board of directors of ePro Limited. Mr. Huang received a bachelor’s degree in physics from Huizhou University.
Mr. Tai and Mr. Huang, through entities controlled by them, are selling 8,657,000 ADSs and 500,010 ADSs, representing respectively 100% and 12.9% of the ordinary shares of Mindray beneficially owned by them.